SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders



A special meeting of shareholders of Credit Suisse Small Cap Growth Fund, Inc. was held on May 2, 2003. The results of the votes tabulated at the special meeting are reported below.

To modify the fundamental investment restriction on borrowing money:

For 		1,688,812 shares
Against 	38,239 shares
Abstain 	140,214 shares

To modify the fundamental investment restriction on lending:

For 		1,689,044 shares
Against 	38,156 shares
Abstain 	140,065 shares

To modify the fundamental investment restriction on real estate investments:

For 		1,688,251 shares
Against 	37,927 shares
Abstain 	141,087 shares

To remove the fundamental investment restriction on margin transactions:

For 		1,683,871 shares
Against 	43,319 shares
Abstain 	140,075 shares

To remove the fundamental investment restriction on investments in oil, gas and mineral programs:

For 		1,690,820 shares
Against 	35,259 shares
Abstain 	141,186 shares

To change the Fund's investment objective from fundamental to non-fundamental:

For 		1,575,813 shares
Against 	89,329 shares
Abstain 	202,122 shares

To amend the charter to allow involuntary redemptions:

For 		1,590,077 shares
Against 	74,116 shares
Abstain 	203,072 shares